EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 27, 2015	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2015 2ND QTR AND SIX MONTH RESULTS

Horsham, PA, May 27, 2015 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter and six months ended April 30, 2015.

FY 2015 Second Quarter Financial Highlights:

•	FY 2015’s second-quarter net income was $67.9 million, or $0.37 per share diluted, compared to net income of $65.2 million, or $0.35 per share diluted, in FY 2014’s second quarter.

•
Pre-tax income was $86.5 million, compared to pre-tax income of $93.5 million in FY 2014’s second quarter. Second quarter FY 2015 included write-downs of $12.2 million, compared to $1.9 million in FY 2014’s second quarter. Excluding write-downs, second-quarter pre-tax income was $98.7 million in FY 2015, compared to $95.4 million in FY 2014.

•
The effective tax rate in FY 2015’s second quarter was 21.5% due to the positive resolution (a $13.7 million reversal of tax reserves) of a state tax matter, compared to 30.2% in FY 2014’s second quarter.

•
Revenues of $852.6 million and home building deliveries of 1,195 units declined 1% in dollars and 2% in units, compared to FY 2014’s second quarter. The average price of homes delivered was $713,000, compared to $706,000 in FY 2014’s second quarter.

•
Net signed contracts of $1.60 billion and 1,931 units rose 25% in dollars and 10% in units, compared to FY 2014’s second quarter. The average price of net signed contracts was $826,000, compared to $729,000 in FY 2014’s second quarter.

•
Backlog of $3.48 billion and 4,387 units rose 9% in dollars and 1% in units, compared to FY 2014’s second-quarter-end backlog. At second-quarter end, the average price of homes in backlog was $794,000, compared to $742,000 at FY 2014’s second-quarter end.

•	Gross margin, excluding interest and write-downs, was 25.3%, compared to 23.7% in FY 2014’s second quarter.

•	SG&A as a percentage of revenue was 12.6%, compared to 12.1% in FY 2014’s second quarter. FY 2014’s second quarter included $5.1 million of Shapell acquisition costs.

•	Income from operations was 7.8% of revenue, compared to 7.9% of revenue in FY 2014’s second quarter.

•	Other income and Income from unconsolidated entities totaled $20.1 million, compared to $25.4 million in FY 2014’s second quarter.

•	The Company ended its second quarter with 269 selling communities, compared to 258 at FY 2015’s first-quarter end, and 252 at FY 2014’s second-quarter end.

•	At FY 2015’s second-quarter end, the Company had approximately 45,000 lots owned and optioned, compared to approximately 45,300 one quarter earlier and 50,400 one year ago.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “With strong growth in the value of contracts signed and quarterly year-over-year gross margin improvement we are pleased with the way FY 2015 is unfolding. Second-quarter contracts were up 25% in dollars compared to one year ago. Contracts for the first four weeks of our third quarter were flat due to a lackluster first week. However, we have seen robust improvement in the past three weeks with contracts in units up 29% and deposits (non-binding reservations) up 33%.
“California demand remains very strong. Our communities there accounted for roughly 30% of the value of signed contracts this past quarter as we enjoyed pricing power across both Northern and Southern California. We also saw strength in Texas and New York City, and a number of our other markets.
“Our rental apartment business continues to grow. We are currently leasing up two new communities totaling 685 units - one in downtown Washington, DC and the other in suburban Philadelphia - at faster paces and higher rents than we had projected. We are currently in construction on five other communities totaling 1,833 units stretching from Massachusetts to Maryland and have more than 2,200 additional units in our pipeline.

“As we look to FY 2016, we currently expect gross margin and net income growth based on an increase in the average price of our homes, our growing and profitable presence in California, increased revenues projected from our City Living division, and overall solid current demand in most of our markets.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “This quarter, our pre-impairment gross margin was better than we had expected due, in large part, to improved gross margins in California. Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We are narrowing our previous guidance and now expect to deliver between 5,300 and 5,900 homes in FY 2015. We still expect to end FY 2015 with between 270 and 310 selling communities. We now believe the average price of deliveries for the full FY 2015 will be between $730,000 and $760,000 per home. We estimate unit backlog conversion for the third quarter at 32%. We continue to expect gross margin (pre-interest and pre-impairment) for the full FY 2015 to be approximately 26% and currently expect improved margins and net income in FY 2016.”
Robert I. Toll, executive chairman, stated: “The strength of our California communities has exceeded our expectations in both price and pace since we acquired Shapell Homes about fifteen months ago. Many of our other markets have also shown improvement.
“The economy and housing continue on parallel paths of recovery. It appears the housing market is on firm footing and heading in the right direction. As pent-up demand is released, we envision a gradual and elongated recovery for housing.”
The financial highlights for the second quarter and six months ended April 30, 2015 (unaudited):

▪	FY 2015’s second-quarter net income was $67.9 million, or $0.37 per share diluted, compared to FY 2014’s second-quarter net income of $65.2 million, or $0.35 per share diluted.

▪
FY 2015’s second-quarter pre-tax income was $86.5 million, compared to FY 2014’s second-quarter pre-tax income of $93.5 million. FY 2015’s second-quarter results included pre-tax inventory write-downs totaling $12.2 million ($11.1 million attributable to an operating community and $1.1 million attributable to future communities).  FY 2014’s second-quarter results included pre-tax inventory write-downs of $1.9 million ($1.6 million attributable to an operating community and $0.3 million attributable to future communities).

▪	In the second quarter of FY 2015, the Company reversed tax reserves of $13.7 million as the result of a favorable settlement of a state tax liability.

▪	FY 2015’s six-month net income was $149.3 million, or $0.81 per share diluted, compared to FY 2014’s six-month net income of $110.8 million, or $0.60 per share diluted.

▪	FY 2015’s six-month pre-tax income was $210.6 million, compared to FY 2014’s six-month pre-tax income of $164.7 million.

▪
FY 2015’s six-month pre-tax income results included pre-tax inventory write-downs totaling $13.3 million ($12.0 million attributable to operating communities and $1.3 million attributable to future communities). FY 2014’s six-month results included pre-tax inventory write-downs of $3.9 million ($2.9 million attributable to operating communities and $1.0 million attributable to future communities).

▪
FY 2015’s second-quarter total revenues of $852.6 million and 1,195 units decreased 1% in dollars and 2% in units, compared to FY 2014’s second-quarter total revenues of $860.4 million and 1,218 units.

▪	FY 2015’s six-month total revenues of $1.71 billion and 2,286 units rose 13% in dollars and 7% in units, compared to FY 2014’s same period totals of $1.50 billion and 2,146 units.

•
The Company’s FY 2015 second-quarter net contracts of $1.60 billion and 1,931 units rose by 25% in dollars and 10% in units, compared to FY 2014’s second-quarter net contracts of $1.27 billion and 1,749 units.

▪	On a per-community basis, FY 2015’s second-quarter net signed contracts were up 4% to 7.43 units, compared to second- quarter totals of 7.14 units in FY 2014, 7.79 in FY 2013 and 5.61 in FY 2012.

▪
The Company’s FY 2015 six-month net contracts of $2.47 billion and 2,994 units increased 25% in dollars and 12% in units, compared to net contracts of $1.98 billion and 2,665 units in FY 2014’s six-month period.

▪
FY 2015’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 3.1%, compared to 3.7% in FY 2014’s second quarter. As a percentage of beginning-quarter backlog, FY 2015’s second-quarter cancellation rate was 1.7%, compared to 1.9% in FY 2014’s second quarter.

▪	In FY 2015, second-quarter-end backlog of $3.48 billion and 4,387 units increased 9% in dollars and 1% in units, compared to FY 2014’s second-quarter-end backlog of $3.21 billion and 4,324 units.

▪	FY 2015’s second-quarter gross margin, excluding interest and write-downs, was 25.3%, compared to 23.6% in FY 2014’s second quarter.

▪	Interest included in cost of sales was 3.5% of revenues in FY 2015’s second quarter, compared to 3.4% of revenues in FY 2014’s second quarter.

▪
Reflecting the continued growth in community count and contracts, SG&A as a percentage of revenue was 12.6% in FY 2015’s second quarter, compared to 12.1%, which included $5.1 million of Shapell acquisition costs, in FY 2014’s second quarter.

▪	Income from operations of $66.4 million represented 7.8% of revenues in FY 2015’s second quarter, compared to $68.1 million and 7.9% of revenues in FY 2014’s second quarter.

▪	Income from operations of $163.5 million represented 9.6% of revenues in FY 2015’s six-month period, compared to $99.8 million and 6.6% of revenues in FY 2014’s six-month period.

▪
Other income and Income from unconsolidated entities in FY 2015’s second quarter totaled $20.1 million, compared to $25.4 million in FY 2014’s same quarter, which included a $12.0 million gain associated with the refinancing of a stabilized, mature apartment community.

▪
Other income and Income from unconsolidated entities in FY 2015’s six-month period totaled $47.1 million, including an $8.1 million gain from the sale of home security accounts to a third party by the Company’s wholly-owned Westminster Security Company, compared to $64.9 million in FY 2014’s same period, which included a $12.0 million gain associated with the refinancing of a stabilized, mature apartment community and $23.5 million related to the sale of two shopping centers in which Toll Brothers was a 50% partner.

▪
In FY 2015’s second quarter, unconsolidated entities in which the Company had an interest delivered $17.0 million of homes, compared to $11.6 million in the second quarter of FY 2014. In FY 2015’s first six months, unconsolidated entities in which the Company had an interest delivered $36.3 million of homes, compared to $23.2 million in the same six-month period of FY 2014. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
In FY 2015’s second quarter, unconsolidated entities in which the Company had an interest signed contracts for $82.5 million of homes, compared to $160.0 million in the second quarter of FY 2014. In FY 2015’s first six months, unconsolidated entities in which the Company had an interest signed contracts for $113.2 million of homes, compared to $167.7 million in the same six-month period of FY 2014.

▪
At April 30, 2015, unconsolidated entities in which the Company had an interest had a backlog of $361.4 million, compared to $190.7 million at April 30, 2014. In the second quarter of FY 2015, the Company acquired ownership of its portion of 400 Park Avenue South, a high-rise tower under construction in New York City. Therefore, its investment of $128.0 million was reclassified from a joint venture (Investments in unconsolidated entities) on its balance sheet to Inventory. Contracts at 400 Park Avenue South have always been reported as if the project was wholly owned.

▪
In FY 2015’s second quarter and first six months, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $4.5 million and $5.5 million respectively, compared to FY 2014’s second quarter and first six-month results of $2.6 million and $5.9 million.

▪
The Company ended its FY 2015 second quarter with $542.2 million in cash and marketable securities, compared to $510.9 million at 2015’s first-quarter end and $364.8 million at FY 2014's second-quarter end. At FY 2015’s second-quarter end, it had $937.2 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018.

▪
On May 15, 2015, the Company retired its $300 million, 5.15% 10 year bonds using $50 million of cash and $250 million drawn from its $1.035 billion, 15-bank credit facility. Since the Company currently capitalizes all of its interest incurred, the benefit of this retirement of debt will be realized in Income Statements in FY 2016 and beyond.

▪	The Company’s Stockholders’ Equity at FY 2015’s second-quarter end was $4.05 billion, compared to $3.70 billion at FY 2014’s second-quarter end.

▪
The Company ended FY 2015’s second quarter with a net debt-to-capital ratio(1) of 40.8%, compared to 41.5% at FY 2015’s first-quarter end, 45.1% at FY 2014’s second-quarter end, and approximately 47.0% immediately after the Shapell acquisition in February 2014.

▪
The Company ended FY 2015’s second quarter with approximately 45,000 lots owned and optioned, compared to 45,300 one quarter earlier, 50,400 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. At 2015’s second-quarter end, approximately 36,400 of these lots were owned, of which approximately 16,100 lots, including those in backlog, were substantially improved.

▪	In the second quarter of FY 2015, the Company spent approximately $116.7 million on land to purchase 1,192 lots.

▪
The Company ended FY 2015’s second quarter with 269 selling communities, compared to 258 at FY 2015’s first-quarter end and 252 at FY 2014’s second-quarter end. The Company still expects to end FY 2015 with between 270 and 310 selling communities.

▪
Based on FY 2015’s second-quarter-end backlog and the pace of activity at its communities, the Company narrowed its expectation to deliver between 5,300 and 5,900 homes in FY 2015 from 5,200 to 6,000 homes previously. It now believes the average delivered price for FY 2015’s full year will be between $730,000 and $760,000 per home. Unit backlog conversion for the third quarter is estimated at 32%.

▪
The Company expects a pre-interest, pre-impairment gross margin in the third quarter of FY 2015 similar to that of the second quarter of FY 2015, and full FY 2015 pre-interest, pre-impairment gross margin of approximately 26%, which is similar to FY 2014’s results.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, May 27, 2015, to discuss these results and its outlook for FY 2015. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers was recently named as The Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies for 2015. Toll Brothers was also named 2015 America’s Most Trusted Home Builder™ by Lifestory Research, an award which was based on a study of 43,200 new home shoppers in the nation’s top 27 housing markets. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Forward Looking Statement
Information presented herein for the second quarter ended April 30, 2015 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the consummation of the Shapell acquisition and the related post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the consummation of the Shapell acquisition and the related post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2015	October 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$532,157	$586,315
Marketable securities	10,015	12,026
Restricted cash	17,962	18,342
Inventory	6,852,388	6,490,321
Property, construction and office equipment, net	141,143	143,010
Receivables, prepaid expenses and other assets	258,958	251,572
Mortgage loans held for sale	80,864	101,944
Customer deposits held in escrow	44,399	42,073
Investments in and advances to unconsolidated entities	339,214	447,078
Investments in distressed loans and foreclosed real estate	65,938	73,800
Deferred tax assets, net of valuation allowances	244,643	250,421
	$8,587,681	$8,416,902

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$674,817	$654,261
Senior notes	2,655,798	2,655,044
Mortgage company loan facility	70,052	90,281
Customer deposits	275,347	223,799
Accounts payable	233,675	225,347
Accrued expenses	586,411	581,477
Income taxes payable	37,641	125,996
Total liabilities	4,533,741	4,556,205

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	722,303	712,162
Retained earnings	3,381,290	3,232,035
Treasury stock, at cost	(55,980)	(88,762)
Accumulated other comprehensive loss	(3,051)	(2,838)
Total stockholders' equity	4,046,341	3,854,376
Noncontrolling interest	7,599	6,321
Total equity	4,053,940	3,860,697
	$8,587,681	$8,416,902

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2015	2014	2015	2014
Revenues	$1,706,035	$1,504,055	$852,583	$860,374

Cost of revenues	1,328,544	1,202,030	678,512	687,998
Selling, general and administrative expenses	213,999	202,190	107,685	104,320
	1,542,543	1,404,220	786,197	792,318

Income from operations	163,492	99,835	66,386	68,056
Other:
Income from unconsolidated entities	11,128	37,242	6,227	14,327
Other income - net	35,935	27,642	13,919	11,101
Income before income taxes	210,555	164,719	86,532	93,484
Income tax provision	61,300	53,917	18,602	28,262
Net income	$149,255	$110,802	$67,930	$65,222
Income per share:
Basic	$0.85	$0.63	$0.38	$0.37
Diluted	$0.81	$0.60	$0.37	$0.35
Weighted-average number of shares:
Basic	176,267	177,278	176,458	178,082
Diluted	184,472	185,665	184,838	186,442

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2015	2014	2015	2014
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$1,310	$1,006	$1,066	$324
Cost of sales - operating communities	12,000	2,900	11,100	1,600
	$13,310	$3,906	$12,166	$1,924

Depreciation and amortization	$11,772	$11,095	$5,963	$5,807
Interest incurred	$80,458	$82,628	$39,954	$42,684
Interest expense:
Charged to cost of sales	$57,953	$54,585	$29,576	$29,145
Charged to other income - net	1,738	1,039	410	722
	$59,691	$55,624	$29,986	$29,867

Home sites controlled:
Owned	36,386	37,701
Optioned	8,609	12,657
	44,995	50,358

Inventory at April 30, 2015 and October 31, 2014 consisted of the following (amounts in thousands):

	April 30, 2015	October 31, 2014
Land and land development costs	$2,746,360	$2,716,950
Construction in progress	3,609,895	3,292,056
Sample homes	312,934	264,219
Land deposits and costs of future development	164,705	200,495
Other	18,494	16,601
	$6,852,388	$6,490,321

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	238	239	$150.0	$137.3	$630,300	$574,200
Mid-Atlantic	303	273	187.5	180.5	618,800	661,100
South	289	285	215.9	186.1	747,100	653,100
West	351	377	282.5	321.6	804,700	853,100
Traditional Home Building	1,181	1,174	835.9	825.5	707,800	703,100
City Living	14	44	16.7	34.9	1,191,300	793,600
Total consolidated	1,195	1,218	$852.6	$860.4	$713,500	$706,400

CONTRACTS
North	379	303	$236.4	$199.6	$623,800	$658,900
Mid-Atlantic	415	367	259.0	226.6	624,000	617,500
South	356	374	288.4	256.3	810,300	685,200
West	716	637	723.6	519.4	1,010,600	815,300
Traditional Home Building	1,866	1,681	1,507.4	1,201.9	807,800	715,000
City Living	65	68	88.2	73.0	1,356,700	1,073,000
Total consolidated	1,931	1,749	$1,595.6	$1,274.9	$826,300	$728,900

BACKLOG
North	986	984	$629.2	$615.5	$638,100	$625,500
Mid-Atlantic	904	986	575.3	613.9	636,400	622,600
South	993	1,042	803.2	761.4	808,800	730,700
West	1,338	1,056	1,252.2	897.9	935,900	850,300
Traditional Home Building	4,221	4,068	3,259.9	2,888.7	772,300	710,100
City Living	166	256	222.6	318.7	1,340,900	1,244,900
Total consolidated	4,387	4,324	$3,482.5	$3,207.4	$793,800	$741,800

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	448	448	$282.4	$264.9	$630,400	$591,300
Mid-Atlantic	565	546	350.9	349.6	621,100	640,300
South	525	510	377.8	336.7	719,600	660,200
West	686	581	570.4	507.8	831,500	874,000
Traditional Home Building	2,224	2,085	1,581.5	1,459.0	711,100	699,800
City Living	62	61	124.5	45.1	2,008,100	739,300
Total consolidated	2,286	2,146	$1,706.0	$1,504.1	$746,300	$700,900

CONTRACTS
North	556	484	$347.0	$317.8	$624,100	$656,600
Mid-Atlantic	639	630	406.7	390.5	636,500	619,800
South	555	596	457.8	424.6	824,900	712,400
West	1,160	836	1,125.4	707.2	970,200	845,900
Traditional Home Building	2,910	2,546	2,336.9	1,840.1	803,100	722,700
City Living	84	119	131.9	136.5	1,570,200	1,147,100
Total consolidated	2,994	2,665	$2,468.8	$1,976.6	$824,600	$741,700

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2015 and 2014, and for backlog at April 30, 2015 and 2014 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
Three months ended April 30,
Revenues	22	13	$17.0	$11.6	$771,100	$895,900
Contracts	45	76	$82.5	$160.0	$1,833,500	$2,104,700

Six months ended April 30,
Revenues	49	28	$36.3	$23.2	$740,000	$829,600
Contracts	65	87	$113.2	$167.7	$1,741,200	$1,927,800

Backlog at April 30,	151	121	$361.4	$190.7	$2,393,200	$1,576,100